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                                                                    EXHIBIT 10.9


                            TAX ALLOCATION AGREEMENT


This TAX ALLOCATION AGREEMENT, made as of October 2, 1996 (the "Agreement"), by and among The Alpine Group, Inc. (hereinafter referred to as "Parent or Alpine), Superior Telecom Inc., (hereinafter referred to as "Telecom"), and such of their affiliates, whether presently existing or hereafter acquired, as are or shall be part of the "Alpine Group" as hereinafter defined (hereinafter referred to individually as a "Subsidiary" and collectively as "Subsidiaries") for taxable years commencing on and AFTER May 1, 1996.


                                   WITNESSETH


WHEREAS, Telecom is a wholly owned direct subsidiary of Alpine, and Alpine, Telecom and the Subsidiaries, together form an affiliated Group (the "Alpine Group") within the meaning of Section 1504(a) of the Internal Revenue Code as it presently exists or as it may be amended, including any successor thereto (the "Code"), desire to continue to file a consolidated Federal income tax return and consolidated or combined state income tax returns where allowed by law;

WHEREAS, prior to or concurrently with the execution of this Agreement, (i) Alpine will cause Superior Telecommunications, Inc. ("Superior") and DNE Technologies, Inc. ("DNE") to declare dividends on their common stock and repay all intercompany debt owed by Superior and DNE to any of their affiliates, (ii) Superior will issue 20,000 shares of Superior Preferred Stock to Alpine and
(iii) Alpine will contribute to Telecom all of the issued and outstanding common stock of Superior and DNE (the "Reorganization");

WHEREAS, it is contemplated that concurrently with or shortly after the execution of this Agreement, (i) Telecom will declare a dividend on its common stock, (ii) Telecom will consummate an initial public offering of common stock and (iii) previously declared dividends will be paid (the "IPO and Related Transactions");

WHEREAS, Parent, Telecom and Subsidiaries wish to preserve the economic rights and privileges which would accrue to each from the filing of separate Federal and state income tax returns, and, further, wish to set forth their agreement regarding those rights and privileges in writing; and

WHEREAS, it would be to the mutual advantage of the parties hereto, and could result in reduced Federal and State income tax being paid by all parties, if a consolidated Federal income tax return and consolidated or combined state income (or franchise) tax returns (where allowed) are filed which will include any Subsidiaries and affiliates of the parties in accordance with the terms of the Code and related Income Tax Regulations ("Regulations") and in accordance with the terms of applicable state law and regulations.

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NOW, THEREFORE, PARENT, TELECOM, AND SUBSIDIARIES HEREBY AGREE AS FOLLOWS:

I.   CONSOLIDATED RETURN

     A. Parent, Telecom, and Subsidiaries shall file such consents and other documents and take such action as may be necessary to continue in filing a consolidated tax return for the Group, and such consolidated or combined state income tax returns as allowed.

     B. Parent, Telecom, and Subsidiaries shall cause any corporation which hereafter becomes an affiliate of any of them and a member of the Alpine Group to join in this Agreement.

     C. Parent, Telecom, and Subsidiaries shall maintain, and shall cause any Subsidiaries subsequently formed or acquired to maintain, concurrent fiscal years.

     D. Telecom shall pay to Parent all amounts calculated in accordance with the provisions of Sections II and III, including without limitation amounts satisfying quarterly estimated tax liabilities, as well as annual liabilities. Such payment to be made in accordance with the provisions of Section IV hereof.

     E. Any dispute between the parties with respect to the operation or interpretation of this Agreement shall be referred to and decided by the independent public accountants for Alpine.

II.  CALCULATION OF INDIVIDUAL CORPORATE INCOME TAX LIABILITY

     A. Beginning with the tax year commencing May 1, 1996, and for each tax year (or portion thereof during which Telecom is a member of the Alpine Group) thereafter, Telecom will pay to Parent an amount equal to the Federal corporate income tax liability of Telecom for any such period, computed as if Telecom were not affiliated with Alpine and Telecom and its subsidiaries ("the Telecom Group") filed a consolidated Federal income tax return for such period and all prior periods, except that as to the items of the Telecom Group (other than as set forth in paragraph B, below) that are specified in Treas. Reg.
          Section 1.1552-1(a)(2)(ii) - (a) through (i) shall be treated in accordance with the consolidated return regulations as if all of the members of the Telecom Group were members of the Alpine Group and the Alpine Group was filing a consolidated return. For this purpose, for the tax year that includes the date of this Agreement, the income of each member of the Telecom Group will be taken into account beginning May 1, 1996.

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     B.   In applying paragraph A above, any taxable income and income tax liability thereon, arising out of the Reorganization, IPO and Related Transactions (other than any taxable income or tax liability thereon that would constitute a separate return tax liability of a member E.G., tax payable on deferred gains realized by Subsidiaries on deferred intercompany transactions) shall be the sole responsibility of Parent and no portion of such income tax liability shall be paid by any member of the Telecom Group.

     C. Principles similar to the principles set forth in this Section II shall be applied in determining the amounts of any consolidated or combined state corporate income (or franchise) tax liability that is required to be paid by Telecom to Parent.

III. LIABILITY FOR TAX PAYMENTS

     A. Parent will pay the Federal corporate tax liabilities of the Alpine Group for any period in which the Alpine Group files a consolidated Federal income tax return. If the Alpine Group files a consolidated or combined return for any state for any period, Alpine will pay the liability arising out of that return.

     B. Telecom shall pay to Parent of the amount the federal tax liability (and where a member of the Telecom Group has been included in a consolidated or combined return, the amount of the state tax liability relating to such inclusion) as computed pursuant to the provisions of
          Section II, above.

     C. In the event Telecom or any member of the Telecom Group is required to pay to any taxing authority or Parent any tax liability in excess of the amounts Telecom is required to pay to Parent in accordance with Sections II, III or IV of this Agreement, Parent shall within 30 days of such payment, indemnify, reimburse and pay over to Telecom such excess.

     D. If the consolidated federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or audit by the Internal Revenue Service, the obligation of each member shall be recomputed under Section II and this Section III of this Agreement to give effect to such adjustments. In the case of a refund, Parent shall make payments to Telecom for its share of the refund, within thirty days after the refund is received by the Parent, and in the case of an increase in tax liability, Telecom shall pay to the Parent its allocable share of such increased tax liability within thirty days after receiving notice of such liability from Parent. If any interest (or penalty) is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such

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          interest shall be allocated in the ratio each member's change in federal income tax liability bears to the total change in tax liability.

IV.  METHOD AND TIME OF PAYMENT

Payments of consolidated estimated tax for the consolidated Alpine Group at the normal quarterly due dates will be made by Parent. Telecom will pay to Parent at those quarterly due dates such amounts as determined by Parent, based on estimates of the payment obligation of Telecom pursuant to this Agreement prepared by the Parent and computed pursuant to the provisions of Section II, above, as of the close of the appropriate quarter. Upon the determination by Parent of the Alpine Group's consolidated tax liability for the year, Telecom shall make/receive payment to/from Parent in an amount equal to Telecom's liability for the entire year determined pursuant to paragraph III, above, less amounts already paid for estimated tax (including for this purpose any payment made directly by any Telecom subsidiary to Parent). In the event Telecom or any member of the Telecom Group leaves the Alpine Group, the payment obligation of or to Telecom or any such member pursuant to this paragraph shall be computed as of the day immediately preceding the first day Telecom or any such member is no longer a member of the Alpine Group and payment of the obligation of Telecom or any such member shall be made by Telecom no later than the quarterly due date as described above and payments by Parent to Telecom shall be made no later than 30 days after the close of the last quarter of the taxable year.

V.   FINANCIAL STATEMENT TAX PROVISION

In consolidated financial statements of Parent and its Subsidiaries, the financial reporting policy for tax provision allocations shall be based upon a separate entity concept whereby each subsidiary's income tax expense (or benefits) are reflected as if it were filing on a separate tax return basis and the consolidated financial reporting allocation basis shall be charged or credited to Parent's separate tax provision.


VI.   SUCCESSORS ASSIGNS

The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, of any of the parties hereto.

VII.  NEW MEMBERS/MEMBERS LEAVING THE GROUP

If, at any time any other company becomes a member of the Alpine Group, the parties hereto agree that such member shall become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such named member shall have all the rights and obligations of a subsidiary under this Agreement. Any member

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corporation which leaves the Alpine Group shall continue to be bound by this
Agreement with respect to periods during which it was a member.

VIII. PARENT DESIGNATE

Parent may designate a Subsidiary to act on behalf of the Parent in performing the duties identified in this Agreement.

IX.  DURATION

Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to any tax year for which consolidated federal or consolidated or combined state income tax returns are filed by the Alpine Group.

X.   GENERAL

All material including but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return shall be made available to any party to this Agreement during regular business hours. This Agreement shall be governed by the laws of Delaware.

THIS AGREEMENT contains the entire agreement of the parties and there are no agreements, representations or warranties not contained herein. This Agreement may not be modified or amended except by written instrument executed with the same formality as this Agreement. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective with respect to the periods written above.

                              THE ALPINE GROUP, INC.


                              By: /s/ Bragi F. Schut
                                      Executive Vice President


                              SUPERIOR TELECOM, INC.


                              By: /s/ Bragi F. Schut
                                      Senior Vice President

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